UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2017

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, State Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jamie M. Sanko

On December 14, 2017, Empire Resorts, Inc. (the “Company”) announced that Jamie M. Sanko was appointed as the Company’s Chief Accounting Officer effective as of December 12, 2017.

Prior to joining the Company, from December 2014 to December 2017, Mr. Sanko served as the chief financial officer for Genting Americas Inc. (“Genting Americas”), an indirect, wholly-owned subsidiary of Genting Malaysia Berhad, where he was responsible for financial oversight of operations in New York, Miami, Bimini and Las Vegas. From January 2011 to October 2014, Mr. Sanko served as the director of finance and as of October 2014, the chief financial officer for Resorts World Casino in New York City, the highest grossing slot floor in the United States. From July 2008 to November 2011, Mr. Sanko was the reconciliation manager and trade services manager for DuPont Capital Management in Wilmington, Delaware. From 2003 to 2007, Mr. Sanko was an audit manager and audit senior for Ernst & Young LLP, where he served as the engagement executive for various public companies as well as non-public partnerships. Mr. Sanko earned his bachelor’s degree from LaSalle University and his MBA from Drexel University.

There is no arrangement or understanding between Mr. Sanko and any other person pursuant to which he was selected as an officer of the Company. Additionally, there are no family relationships between any director or executive officer of the Company and Mr. Sanko. Genting Americas, with which Mr. Sanko held an officer position and by which Mr. Sanko was most recently employed, is an affiliate of Tan Sri Lim Kok Thay. Mr. Lim is a beneficiary of, and indirectly controls, Kien Huat Realty III Limited, the Company’s largest stockholder. Mr. Sanko and Genting Americas have entered into an amended severance agreement pursuant to which Mr. Sanko shall receive on or after January 1, 2018, a one-time cash payment of $250,000 plus the value of accrued benefits, including accrued paid time off. In addition, Mr. Sanko shall be entitled to receive any bonus payments due to him in 2018 under a Genting Americas bonus plan in which he is an eligible participant. The determination of any such bonus amount shall be made pursuant to the terms of the applicable Genting Americas bonus plan and the amount of such bonus cannot be determined at this time.

The Company and Mr. Sanko entered into an employment agreement, effective as of December 12, 2017 (the “Sanko Employment Agreement”) in connection with Mr. Sanko’s appointment as Chief Accounting Officer. Mr. Sanko’s employment agreement provides for a term ending on December 11, 2020 unless the relationship is earlier terminated by either party in accordance with the provisions of the Sanko Employment Agreement. From the effective date of the Sanko Employment Agreement through December 31, 2018, Mr. Sanko will receive an annual base salary of $250,000. From January 1, 2019 through the remainder of the term of the Sanko Employment Agreement, Mr. Sanko will receive an annual base salary of $400,000. The base salary may be further adjusted at the discretion of the Board of Directors of the Company. Mr. Sanko will be eligible to receive such incentive compensation and bonuses at the discretion of the compensation committee of the Company’s Board of Directors. Mr. Sanko is entitled to reimbursement of certain reasonable expenses not to exceed $10,000 incurred in connection with his relocation to Sullivan County, New York, or a neighboring county in New York. In addition, Mr. Sanko is entitled to receive a travel and lodging allowance in the amount of $1,200 per month.

In the event that the Company terminates Mr. Sanko’s employment with Cause (as defined in the Sanko Employment Agreement) or Mr. Sanko resigns without Good Reason (as defined in the Sanko Employment Agreement), the Company’s obligations are limited generally to paying Mr. Sanko his base salary, unpaid expenses and any benefits to which Mr. Sanko is entitled through the termination date

(collectively “Accrued Obligations”). In the event Mr. Sanko’s employment is terminated as a result of death or disability, Mr. Sanko or his estate, as the case may be, is entitled to receive the Accrued Obligations, any unvested equity award held by Mr. Sanko shall become vested immediately and any options held by Mr. Sanko shall remain exercisable through the remainder of their original term. In the event that the Company terminates Mr. Sanko’s employment without Cause or Mr. Sanko resigns with Good Reason, the Company is obligated to pay (i) the Accrued Obligation, (ii) a pro rata portion of any bonus awarded pursuant to a bonus plan in which he is a participant (based on the days worked during the applicable year) and (iii) Mr. Sanko’s compensation for the lesser of (A) 18 months or (B) the remainder of the term of the Sanko Employment Agreement and accelerate the vesting of any equity award granted at the discretion of the Company’s compensation committee, and any options held by Mr. Sanko shall remain exercisable through the remainder of their original term. In the event that the Company terminates Mr. Sanko’s employment without Cause or Mr. Sanko resigns with Good Reason on or following a Change of Control (as defined in the Sanko Employment Agreement), the Company is obligated to pay (i) the Accrued Obligations, (ii) a pro rata portion of any bonus awarded pursuant to a bonus plan in which he is a participant (based on the days worked during the applicable year), and (iii) Mr. Sanko’s compensation for the greater of (A) 24 months or (B) the remainder of the term of the agreement and accelerate the vesting of any equity award granted to Mr. Sanko at the discretion of the Company’s compensation committee, and any options held by Mr. Sanko shall remain exercisable through the remainder of their original term.

The Company has agreed to customary indemnification for Mr. Sanko for any claims arising out of his service to the Company. In addition, Mr. Sanko has agreed to non-competition and non-solicitation provisions that extend for a post-termination period ranging from three months to one year following the date of termination depending on the reason for termination. Notwithstanding the foregoing, following the termination of the Sanko Employment Agreement, Mr. Sanko shall be entitled to be employed by, consult with or participate in the management, operation or control of Genting Berhad, Genting Malaysia Berhad, Genting Hong Kong Limited, or affiliates thereof, or any other entity in which Mr. Lim or any member of the Lim family has, directly or indirectly, invested, without the prior written consent of the Board of Directors of the Company. Mr. Sanko has also agreed to customary terms concerning the protection and confidentiality of company information.

Appointment of Kevin D. Kline

On December 14, 2017, Montreign Operating Company, LLC, an indirect, wholly-owned subsidiary of the Company (“Montreign”), announced that Kevin D. Kline was appointed as Montreign’s Chief Operating Officer and General Manager effective as of December 12, 2017.

Prior to joining Montreign, from January 2011 to November 2015, Mr. Kline served as the senior vice president and general manager of the Horseshoe Casino Cincinnati, formerly a Caesars Entertainment branded property, which is a $450 million development in downtown Cincinnati that opened in March of 2013. Mr. Kline was involved in the design and construction of the 23-acre site and, upon opening, oversaw the overall daily operations of the property, which included 1,700 team members. From December 2015 to December 2016, Mr. Kline served as a senior vice president of Caesars Entertainment Corp. (Nasdaq: CZR) and assisted in the transfer of the ownership and management rights to Horseshoe Casino Cincinnati in connection with the bankruptcy filing of certain subsidiaries of Caesars Entertainment Corp. From July 2005 to December 2010, Mr. Kline served as the vice president and assistant general manager for the Horseshoe Hammond Casino, a Caesars Entertainment branded property in the Chicagoland market. While the Horseshoe Hammond Casino continued to operate in an existing facility, Mr. Kline led the teams responsible for the design and construction of a new $500 million casino site. Upon the opening of the new facility in August 2008, Mr. Kline led the management and operations of the new property, which included 2,300 team members. From March 1999 to June 2005, Mr. Kline served in various capacities within the Harrah’s Entertainment organization. From March 2005 to June 2005, Mr. Kline served as a member of the integration team created in connection with the merger of Caesars Entertainment Corp. and Harrah’s Entertainment Corp., which was consummated in 2005. In particular, Mr. Kline’s focus on the integration team was the strategic development and optimization of the player experience of key customers within both the Caesars and Harrah’s organizations. From February 2002 to March 2005, Mr. Kline served as the vice president of casino marketing for Harrah’s Entertainment in New Orleans where he, along with the management team, transitioned the property and business during a restructuring period. Mr. Kline worked on building relationships with local hotel, restaurant and entertainment venues and integrating the property with the Harrah’s Total Rewards loyalty program to attract existing customers and to establish the property as a premium enterprise destination for program members and the company. From December 2000 to February 2002, Mr. Kline served as the vice president of casino marketing for The Rio All-Suite Hotel and Casino in Las Vegas, also a Harrah’s property, where he was responsible for restructuring the property’s multi-channel sales function and implementing strategies to drive high-valued national and international customer trips to the property. Prior to his involvement with specific Harrah’s properties, from March 1999 to December 2000, Mr. Kline served as vice president of VIP casino marketing, where he was responsible for the strategic marketing initiatives related to the company’s VIP marketing segment. Prior to joining the Harrah’s organization, Mr. Kline served in various marketing roles within the Trump casino organization. Mr. Kline is a board member of the Cincinnati USA Convention and Visitors Bureau, the Alzheimer’s Association of Greater Cincinnati and the Cincinnati Brewery District Community Urban Redevelopment Corporation. Mr. Kline serves as an executive in residence for CincyTech, a Cincinnati-based start-up accelerator. Mr. Kline has a bachelor’s degree in business from James Madison University and a master’s of management degree from Cornell University’s School of Hotel Administration with concentrations in finance and real estate finance.

There is no arrangement or understanding between Mr. Kline and any other person pursuant to which he was selected as an officer of Montreign. Additionally, there are no family relationships between any director or executive officer of Montreign or the Company and Mr. Kline. There are no transactions to which Montreign or the Company are or were participants and in which Mr. Kline has a material interest subject to disclosure under Item 404(a) of Regulation S-K. Mr. Kline is not a party to any material plan or arrangement in connection with his appointment as Chief Operating Officer and General Manager of Montreign.

Montreign and Mr. Kline have entered into an employment agreement, effective as of December 12, 2017 (the “Kline Employment Agreement”) in connection with Mr. Kline’s appointment as Chief Operating Officer and General Manager. Mr. Kline’s employment agreement provides for a term ending on December 11, 2020 unless the relationship is earlier terminated by either party in accordance with the provisions of the Kline Employment Agreement. Mr. Kline will receive an annual base salary of $400,000 and will be eligible to receive such incentive compensation and bonuses at the discretion of the compensation committee of the Company’s Board of Directors. Mr. Kline is entitled to reimbursement of certain reasonable expenses not to exceed $20,000 incurred in connection with his relocation to Sullivan County, New York, or a neighboring county in New York. In addition, Mr. Kline is entitled to receive a travel and lodging allowance in the amount of $1,200 per month. In connection with his employment, Mr. Kline shall receive a one-time cash bonus of $10,000.

In the event that Montreign terminates Mr. Kline’s employment with Cause (as defined in the Kline Employment Agreement) or Mr. Kline resigns without Good Reason (as defined in the Kline Employment Agreement), Montreign’s obligations are limited generally to paying Mr. Kline his base salary, unpaid expenses and any benefits to which Mr. Kline is entitled through the termination date (collectively “Accrued Obligations”). In the event Mr. Kline’s employment is terminated as a result of death or disability, Mr. Kline or his estate, as the case may be, is entitled to receive the Accrued

Obligations, any unvested equity award granted to Mr. Kline at the discretion of the Company’s compensation committee shall become vested immediately and any options held by Mr. Kline shall remain exercisable through the remainder of their original term. In the event that Montreign terminates Mr. Kline’s employment without Cause or Mr. Kline resigns with Good Reason, Montreign is obligated to pay (i) the Accrued Obligation, (ii) a pro rata portion of any bonus awarded pursuant to a bonus plan in which he is a participant (based on the days worked during the applicable year) and (iii) Mr. Kline’s compensation for the lesser of (A) 18 months or (B) the remainder of the term of the Kline Employment Agreement and accelerate the vesting of any equity award granted at the discretion of the Company’s compensation committee, and any options held by Mr. Kline shall remain exercisable through the remainder of their original term. In the event that Montreign terminates Mr. Kline’s employment without Cause or Mr. Kline resigns with Good Reason on or following a Change of Control (as defined in the Kline Employment Agreement), Montreign is obligated to pay (i) the Accrued Obligations, (ii) a pro rata portion of any bonus awarded pursuant to a bonus plan in which he is a participant, and (iii) Mr. Kline’s compensation for the greater of (A) 24 months or (B) the remainder of the term of the agreement and accelerate the vesting of any equity award granted to Mr. Kline at the discretion of the Company’s compensation committee, and any options held by Mr. Kline shall remain exercisable through the remainder of their original term.

Montreign has agreed to customary indemnification for Mr. Kline for any claims arising out of his service to Montreign. In addition, Mr. Kline agreed to non-competition and non-solicitation provisions that extend for a post-termination period ranging from three months to one year following the date of termination depending on the reason for termination. Mr. Kline has also agreed to customary terms concerning the protection and confidentiality of company information.

These summary descriptions are qualified in their entirety by reference to the Sanko Employment Agreement and Kline Employment Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. A press release announcing Mr. Sanko’s and Mr. Kline’s appointments is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01.	Other Items.

The Company’s development of Resorts World Catskills continues to progress. Resorts World Catskills is a facility designed to meet five-star and five-diamond standards that is currently anticipated to include: an approximately 100,000 square foot casino floor featuring 2,150 slot machines and over 150 live table games, which will include Asian-themed games; a 6,500-square foot poker room featuring 16 – 18 tables; a designated 3,800-square foot VIP/high-limit areas located on the main gaming floor, which will offer slot machines, table games, and a player’s lounge offering food and beverages; an 18-story hotel tower containing 332 luxury rooms (including at least eight 1,000 – 1,200-square foot garden suites, seven 2,400-square foot two-story townhouse villas, and 12 penthouse-level suites), two indoor pools and a spa and fitness center; a separate 4,000-square foot private gaming area containing six private VIP gaming salons, a private gaming cage, and butler service; 27,000-square feet of multi-purpose meeting and entertainment space with seating capacity for 2,500 people that includes access to outdoor terraces and approximately 7,000-square feet of meeting room space; a 7,500-square foot spa located on the VIP level; and over 10 restaurants and bars, including fine dining and an Italian steakhouse helmed by celebrity chef Scott Conant. The Company anticipates the opening of Resorts World Catskills will occur in time to herald in the Lunar New Year, which celebrations commence in mid-February 2018.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, effective December 12, 2017 by and between Empire Resorts, Inc. and Jamie M. Sanko

10.2	Employment Agreement, effective December 12, 2017 by and between Montreign Operating Company, LLC and Kevin D. Kline

99.1	Press release, dated December 14, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2017

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
	Name:	Ryan Eller
	Title:	President and Chief Executive Officer